Liberator Medical Reports Revenue of $20.4 Million and Net Income of $1.7 Million, or $0.03 per Share, for the Three Months Ended June 30, 2015

The Company Reports Revenue Growth of 9.7% for the Three Months Ended June 30, 2015, Compared to the Same Period in 2014

STUART, FL -- (Marketwired) -- 08/10/15 -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH) today announced the financial results for its fiscal third quarter ended June 30, 2015.

Net sales for the three months ended June 30, 2015, increased by $1,798,000, or 9.7%, to $20,376,000, compared with net sales of $18,578,000 for the three months ended June 30, 2014. Net sales for the nine months ended June 30, 2015, increased by $5,432,000, or 9.9%, to $60,266,000, compared with net sales of $54,834,000 for the nine months ended June 30, 2014. The increase in net sales was primarily due to our continued emphasis on our direct response advertising campaign to acquire new customers and our emphasis on customer service to maximize the reorder rates for our recurring customer base.

	Three Months Ended June 30			Nine Months Ended June 30
Dollars in Thousands	FY2015	FY2014%		FY2015	FY2014%
Net Sales	$20,376	$18,578	9.7	$60,266	$54,834	9.9
Gross Profit	$12,460	$11,751	6.0	$37,299	$34,514	8.1
*Net Income	$1,669	$1,983	-15.8	$5,785	$5,716	1.2

*Litigation settlement expenses for the three months ended June 30, 2015 include a $600,000 accrual associated with the agreement in principal to settle the civil qui tam litigation (see Note 7 to the Consolidated Financial Statements (unaudited) contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015)

Gross profit for the three months ended June 30, 2015, increased by $709,000, or 6.0%, to $12,460,000, compared with gross profit of $11,751,000 for the three months ended June 30, 2014. For the nine months ended June 30, 2015, gross profit increased by $2,785,000, or 8.1%, to $37,299,000, compared with gross profit of $34,514,000. The increase was attributed to our increased sales volume for the three and nine months ended June 30, 2015, compared with the three and nine months ended June 30, 2014.

Income from operations for the three months ended June 30, 2015, decreased by $759,000, or 24.4%, to $2,357,000, compared with the three months ended June 30, 2014. The decrease in operating income is primarily attributed to increases in litigation settlement costs, advertising, and bad debt expense, partially offset by increased gross profit driven by our increased sales volume and a reduction, as a percentage of sales, in payroll expenses and other general and administration expenses.

The Company received subpoenas from the United States Department of Justice and is a defendant, among other defendants, in a civil qui tam litigation alleging, inter alia, violations of the federal False Claims Act, 31 U.S.C. §3729. United States ex rel. Herman, et al. v. Coloplast A/S, et al., Docket No. 11-cv-12131-RWZ (D. Mass). With the concurrence of all of the other parties to the litigation, the litigation is stayed until September 21, 2015. The Company has fully cooperated with the government's investigation. The Company has recently reached an agreement in principle to fully settle and resolve all claims asserted the litigation. The settlement is subject to final approvals, as well as negotiation and execution of settlement documents. Based upon the agreement in principle, the Company has accrued the expected expenses for the settlement, and a reasonable estimate of these expenses is $600,000, which amount includes the amount payable to the government, as well as the Company's share of the relators' counsel fees and expenses. If the agreement in principle is not consummated, the additional cost, if any, to the Company cannot be reasonably estimated at this time given that the litigation has not proceeded beyond its preliminary stages and that the litigation is currently stayed, and the $600,000 accrual may not be sufficient.

Net income for the third quarter of fiscal year 2015 was $1,669,000, or $0.03 per diluted share, compared with net income of $1,983,000, or $0.03 per diluted share, for the third quarter of fiscal year 2014, a decrease of $314,000 or 15.8%. The decrease in net income is primarily attributed to increases in litigation settlement costs, advertising, and bad debt expense, partially offset by increased gross profit driven by our increased sales volumes and a reduction, as a percentage of sales, in payroll expenses and other general and administration expenses.

The Company had cash of $9,095,000 at June 30, 2015, compared with cash of $12,261,000 at September 30, 2014, a decrease of $3,166,000. The decrease in cash for the nine months ended June 30, 2015, was due to $4,659,000 of cash used in financing activities, $90,000 of cash used in investing activities, partially offset by $1,583,000 of cash provided by operating activities.

Mark Libratore, President and CEO, commented, "I am pleased to report 9.9% year-over-year revenue growth for the nine months ended June 30, 2015. Our efforts to improve the customer experience have delivered just under 15% revenue retention for the three months, and 13% for the nine months ended June 30th. Creating value for our customers is an essential step in continuing to grow the value of Liberator. I am not pleased with the drop in net income year-over-year. In the absence of one-time expenses our net income would have grown. We are very focused on reducing extraordinary expenses and protecting shareholder value. We will continue creating efficiencies, improving profitability and strengthening our quality and compliance systems as we head into our fiscal fourth quarter."

Stay up-to-date with current events by visiting Liberator Medical's website atwww.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com.

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company's unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2015 (unaudited) and September 30, 2014
(In thousands, except dollar per share amounts)

	June 30,	September 30,
	2015	2014
Assets
Current Assets:
Cash	$9,095	$12,261
Accounts receivable, net of allowances of $5,279 and $4,569, respectively	10,081	8,866
Inventory, net of allowance for obsolete inventory of $213 and $181, respectively	3,282	1,954
Deferred tax assets	2,199	2,005
Prepaid and other current assets	591	449
Total Current Assets	25,248	25,535
Property and equipment, net of accumulated depreciation of $4,323 and $4,016, respectively	1,070	1,260
Deferred advertising, net	30,476	26,936
Intangible assets, net of accumulated amortization of $368 and $281, respectively	333	420
Other assets	159	178
Total Assets	$57,286	$54,329

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,467	$6,085
Accrued liabilities	2,624	1,758
Dividends payable	1,737	1,728
Credit line facility	1,500	—
Other current liabilities	534	339
Total Current Liabilities	11,862	9,910
Deferred tax liabilities	11,295	10,031
Credit line facility	—	1,500
Other long-term liabilities	449	453
Total Liabilities	23,606	21,894

Stockholders’ Equity:
Common stock, $0.001 par value, 200,000 shares authorized, 53,809 and 53,520 shares issued, respectively; 53,455 and 53,166 shares outstanding at June 30, 2015, and September 30, 2014, respectively	54	54
Additional paid-in capital	37,047	36,385
Accumulated deficit	(2,941)	(3,524)
Treasury stock, at cost; 354 shares at June 30, 2015, and September 30, 2014	(480)	(480)
Total Stockholders’ Equity	33,680	32,435
Total Liabilities and Stockholders’ Equity	$57,286	$54,329

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and nine months ended June 30, 2015 and 2014
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2015	2014	2015	2014

Net Sales	$20,376	$18,578	$60,266	$54,834

Cost of Sales	7,916	6,827	22,967	20,320

Gross Profit	12,460	11,751	37,299	34,514

Operating Expenses:
Payroll, taxes and benefits	3,872	3,650	11,492	10,988
Advertising	2,860	2,553	8,250	7,250
Bad debts	1,126	845	3,151	2,487
Depreciation and amortization	137	166	394	505
General and administrative	1,508	1,421	4,336	4,071
Litigation Settlement (See Note 7)	600	-	600	-
Total Operating Expenses	10,103	8,635	28,223	25,301
Income from Operations	2,357	3,116	9,076	9,213

Other Expenses	(17)	(12)	(46)	(38)

Income before Income Taxes	2,340	3,104	9,030	9,175

Provision for Income Taxes	671	1,121	3,245	3,459

Net Income	$1,669	$1,983	$5,785	$5,716

Basic earnings per share:
Weighted average shares outstanding	53,430	52,823	53,284	52,585
Earnings per share	$0.03	$0.04	$0.11	$0.11

Diluted earnings per share:
Weighted average shares outstanding	53,780	53,619	53,689	53,513
Earnings per share	$0.03	$0.04	$0.11	$0.11

Dividends declared per common share	$0.03	$0.03	$0.10	$0.09

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the nine months ended June 30, 2015 and 2014
(Unaudited)
(In thousands)

	Nine Months Ended
	June 30,
	2015	2014
Cash flow from operating activities:
Net Income	$5,785	$5,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,567	7,702
Stock based compensation	24	184
Provision for doubtful accounts and contractual adjustments	3,033	2,685
Deferred income taxes	1,070	843
Reserve for inventory obsolescence	32	31
Changes in operating assets and liabilities:
Accounts receivable	(4,249)	(3,848)
Deferred advertising	(11,713)	(10,213)
Inventory	(1,360)	107
Other assets	(130)	(692)
Income taxes prepaid and payable	261	(968)
Accounts payable	(617)	165
Accrued liabilities	865	376
Other liabilities	15	(22)
Net Cash Flow Provided by Operating Activities	1,583	2,066

Cash flow from investing activities:
Purchase of property and equipment	(90)	(153)
Proceeds from sale of property and equipment	—	4
Acquisition of business	—	(161)
Net Cash Flow Used in Investing Activities	(90)	(310)

Cash flow from financing activities:
Proceeds from exercise of stock options and warrants	620	694
Cash dividends paid	(5,192)	(4,725)
Costs associated with credit line facility	—	(21)
Income tax benefit related to exercise of stock options	18	171
Payments of capital lease obligations	(105)	(64)
Net Cash Flow Used in Financing Activities	(4,659)	(3,945)

Net decrease in cash	(3,166)	(2,189)

Cash at beginning of period	12,261	12,453
Cash at end of period	$9,095	$10,264

Supplemental disclosure of cash flow information:
Cash paid for interest	$46	$39
Cash paid for income taxes	$1,897	$3,412

Supplemental schedule of non-cash financing activities:
Capital expenditures funded by capital lease borrowings	$26	$123
Cash dividends declared, but not yet paid	$1,737	$1,589

See accompanying notes to unaudited condensed consolidated financial statements

Contacts:

Individual Investor Relations Contact
WSR Communications
772-219-7525
IR@WSRcommunications.com
http://ir.liberatormedical.com/

Institutional Investor Contact
Robert J. Davis
Liberator Medical Holdings, Inc.
772-463-3737
bdavis@liberatormedical.com
http://ir.liberatormedical.com/

Source: Liberator Medical Holdings, Inc.

Released August 10, 2015